ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 25th day of June 1999, by and between THE CARE GROUP OF TEXAS, INC. a Texas business corporation, and CARE LINE OF HOUSTON, INC., a Texas business corporation,, (collectively referred to as "Seller") and OSHER INVESTMENTS, LTD., a Texas limited partnership ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Seller is a Texas business corporation and Seller owns and operates an infusion therapy services company, which is located at 9299 Kirby Drive, Houston, Texas 77054, and which has the following two components:
(a) The Care Group of Texas, Employer Identification Number 76-0338055, and (b) Care Line of Houston, Inc., Employer Identification Number 76-0350720 (collectively referred to herein as the "Business"), both of which are wholly-owned subsidiaries of Allion Healthcare, Inc.

                  WHEREAS, Buyer is a Texas limited partnership and provides home health services;

                  WHEREAS, Seller desires to sell certain tangible and intangible assets to Buyer upon the terms and conditions contained herein, and Buyer desires to purchase such assets from Seller.

                  NOW, THEREFORE, for and in consideration of the premises, and the agreements, mutual covenants, representations, and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto covenant and agree as follows:

                  1. SALE OF ASSETS AND CERTAIN RELATED MATTERS

                  1.1 SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, and deliver to Buyer and Buyer agrees to purchase as of Closing (as defined in Section 3.1) all tangible and intangible assets (except as set forth in Section 1.2 hereof) owned by Seller and associated with or employed in the operations of the Business, including, without limitation, the following items (collectively, the "Assets"):

                           (A) all major, minor, and other equipment, furniture and furnishings, machinery, appliances, tools, instruments, and other tangible personal property, including, without limitation, those items listed in Schedule l.l(b) hereto;

                           (B) all supplies, inventory, prepaids and deposits including, without limitation, all medicines, drugs, medical products and devices, janitorial and office supplies, including, without limitation, those items listed in Schedule 1.1(b) hereto;

                           (C) all equipment records and manuals, operating and protocol manuals, and computer software owned by Seller and used in the Business;

                           (D) all patient, medical, and personnel records (including, without limitation, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, and files);

                           (E) all prepaid expenses, claims for refunds, and rights of offset, except as listed on Schedule 1.1(e);

                           (F) all names, trade names, assumed names, trademarks, and service marks, (or variations thereof), including, but not limited to, the names "The Care Group of Texas, Inc.," and "Care Line of Houston, Inc." and any derivations thereof together with all goodwill associated therewith;

                           (G) all licenses and permits, including without limitation, the Medicare and other provider numbers to the extent assignable, that are held by Seller;

                           (H) all patents and patent applications;

                           (I) all phone numbers used in connection with the Business, including, but not limited to, the numbers listed on Schedule 1.1(i);

                           (J) all of Seller's interest in any commitments, contracts, leases, and agreements, including without limitation, those which Buyer elects to assume in writing pursuant to the terms of the Assignment and Assumption Agreement (as hereinafter defined) and which are described on Schedule 4.4 hereto (collectively the "Contracts"); and

                           (K) all books, records and files, including without limitation, client information, employee and contractor files, and financial statements and documents relating to the Business or the Assets.

                  Seller shall convey good and marketable title to the Assets and all parts thereof to Buyer free and clear of all agreements, liabilities, claims, assessments, security interests, liens, pledges, rights of first refusal, options, restrictions, and encumbrances, and defects in title except for the Assumed Liabilities (as hereinafter defined) and any other items expressly provided herein.

                  1.2 EXCLUDED ASSETS. T he following items, which are part of the Business and related to the Assets, are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are specifically excluded from the Assets:

                           (A) cash in Seller's bank accounts,

                           (B) the accounts receivable of Seller,

                           (C) any records that by law Seller is required to retain in its possession, and

                           (D) those items specifically described in Schedule 1,24(d) hereto.

                  All other assets of Seller associated with or employed in the operations of the Business, whether or not scheduled or described herein, are included in the Assets to be conveyed to Buyer pursuant to this Agreement.

                  1.3 ASSUMED LIABILITIES. As of Closing, Buyer agrees to assume the future payment and performance of the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

                           (A) the Contracts listed in Section 4.4 of this Agreement;

                           (B) the remaining liability for the Metamed Software after the `initial payment by Allion Healthcare of $15,000.00;

                           (C) that one certain professional office lease executed February 6, 1998, between Lessor A J Partners Limited Partnership and The Care Group, Inc. (n/k/a Allion Healthcare, Inc.) and The Care Group of Texas, Inc., both as Lessees, for the rental of 9299 Kirby Drive, Houston, Texas 77054 (the "Office Lease");

                           (D) such other liabilities of Seller as Buyer expressly elects to assume in writing.

                  1.4 EXCLUDED LIABILITIES. Except as expressly provided to the contrary in StctiQn-L3-above, Buyer is not assuming and under no circumstance shall Buyer be obligated to pay or assume, and none of the Assets shall be or become liable for or subject to, any liability of Seller, whether known or unknown, fixed or contingent, recorded or unrecorded, including, without limitation, the following (collectively, the "Excluded Liabilities"):

                           (A) indebtedness and other obligations or guarantees of Seller, including, without limitation, current liabilities of Seller and those listed on Schedule 1.4(a);

                           (B) federal, state, or local tax liabilities or obligations of Seller including, but not limited to, real property, personal and ad valorem taxes in respect of periods prior to Closing;

                           (C) liabilities or obligations arising out of any breach by Seller at any time of any contract or commitment, whether or not assumed by Buyer;

                           (D) any liability arising out of or in connection with claims for acts or omissions of Seller or Seller's partners, members, employees, agents, or independent contractors, which allegedly occurred prior to or as of Closing, including, without limitation, all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown;

                           (E) liability prior to the Closing Date for any and all claims by or on behalf of Seller's employees, including, without limitation, liability for any pension, profit sharing, deferred compensation or any other employee health and welfare benefit plans, liability for any EEOC claim, OSHA claim, employment discrimination claim (whether based on sex, age, race, or otherwise), wage and hour claim, unemployment compensation claim, worker's compensation claim and the like, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave and holiday pay and taxes or other liability related thereto;

                           (F) liabilities or obligations in respect of contracts or agreements of Seller which are not described in, Schedule
         4.4 and not expressly assumed in writing by Buyer; and

                           (G) any debt, obligation, expense, or liability of Seller arising out of or incurred in respect of any transaction of Seller occurring after Closing or for any violation by Seller of any law, regulation, or ordinance at any time.

                  2. FINANCIAL ARRANGEMENTS

                  2.1 PURCHASE PRICE. Subject to the terms and conditions hereof, in reliance upon Seller's representations and warranties herein set forth, and as consideration for the sale and purchase of the Assets as herein contemplated, Buyer agrees to deliver to Seller as the total purchase price hereunder an amount equal to Two Million Eight Hundred Twenty Thousand Eight Hundred and Five Dollars and No Cents ($2,820,805.00) (the "Purchase Price").

                  2.2 PAYMENTS TO SELLER. At Closing, Buyer shall deliver to Seller a check payable to the order of Seller (the "Check") in an amount equal to Two Million Four Hundred Twenty Thousand Eight Hundred and Five Dollars and No Cents ($2,420,805.00) and a non-interest bearing promissory note in the amount of Four Hundred Dollars ($400,000.00) in the form attached as Exhibit 2.1-1.

                  2.3 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated, at Closing, among the Assets. In connection therewith, Buyer and Seller shall enter into an Allocation Agreement in a form mutually agreeable to Buyer and Seller, effective as of the Closing Date (defined in Section 3.1), setting forth the parties' agreement as to the allocation of the Purchase Price.

                  Buyer and Seller further agree that the Purchase Price shall be allocated, for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the value of each class of asset set forth above, and any tax rectums or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with such agreed upon allocations. In this regard, Buyer and Seller agree that, to the extent required, they will each properly prepare and file Form 8594 in accordance with Section 1060 of the Code.

                  2.4 RETAINED LIABILITIES; PRORATIONS.

                           (A) Buyer and Seller acknowledge and agree that except for the Assumed Liabilities, and those items to be prorated at Closing pursuant to this Section, Seller will retain and pay in a timely manner all bills, obligations, indebtedness, or other liabilities due, accrued, incurred, or arising in connection with the ownership of the Assets or the operation and/or maintenance of the Assets for the period on and prior to the Closing Date, as defined in
         Section 3.1 (collectively the "Retained Liabilities"). basis for payment, and (ii) invoices that are received by Seller that are the responsibility of Buyer hereunder will be accumulated and delivered to Buyer on a weekly basis for payment.

                           (B) Notwithstanding that the parties intend to make a final settlement with respect to certain items as of the Closing Date,
         (i) all payments for utility services, contract services, ad valorem and personal property taxes relating to the Assets (which are not prorated at Closing) shall be prorated between Seller and Buyer as soon as reasonably practicable as of the Closing Date, and (ii) settlement of such items shall occur within five (5) business days after receipt of a request therefor accompanied by evidence that such proration and payment is required hereunder.

                  3. CLOSING

                  3.1 GENERAL. The consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Jenkens & Gilchrist, P.C. located at 1100 Louisiana, Suite 1800, Houston, Texas 77002 (or at such other place as the parties may mutually agree) at 10:00 a.m., local time, on June 30, 1999, (such date of Closing is referred to herein as the "Closing Date"), and shall be effective as of 12:01 a.m. on June 26, 1999. If the parties to this Agreement mutually agree, they may postpone the Closing Date to a later time and date. If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

                  3.2 Action of Seller at Closing. At the Closing, Seller shall deliver to Buyer the following:

                           (A) General Bill of Sale and Assignment, fully executed by Seller conveying to Buyer good and marketable title to each of the Assets, free and clear of all liens, security interests, claims, liabilities, and other encumbrances;

                           (B) An Assignment and Assumption Agreement fully executed by Seller, conveying to Buyer Seller's interest in the Assumed Liabilities;

                           (C) Evidence satisfactory to Buyer that Seller has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the documents described herein and that the person or persons executing the Closing documents on behalf of Seller have full right, power, and authority to do so;

                           (D) The Allocation Agreement described in Section 2.2 above, fully executed by Seller;

                           (E) A certificate, dated the Closing Date, executed by the secretary or assistant secretary of Seller, certifying resolutions of the Board of Directors and of the shareholders of Seller approving and authorizing the execution, delivery and performance by Seller of this Agreement and of each of the other documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

                           (F) A copy of the Certificate of Incorporation of Seller, certified by the Secretary of State of the State of Texas, and a copy of the Bylaws of Seller;

                           (G) Articles of Amendment to the Articles of Incorporation of Seller changing the name of Seller;

                           (H) Actual or constructive possession of the Assets;

                           (I) A Certificate of Good Standing from the State of Texas as of a date within thirty (30) days before the Closing Date;

                           (J) An assignment of the Office Lease as executed by Seller and a consent and estoppel certificate for the Office Lease;

                           (K) Evidence reasonably satisfactory to Buyer that any liens of record on the date hereof have been removed or released;

                           (L) A legal opinion of Seller's counsel substantially in the form as attached hereto as Exhibit 3.2(m); and

                           (M) Such other instruments and documents, including, without limitation, third-party consents, releases of liens, terminations of security interests, and estoppel certificates, as Buyer reasonably deems necessary to effect the transactions contemplated hereby and to place Buyer in legal and operational possession of the Assets.

                  3.3 ACTION OF BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller the following:

                           (A) The Check in the amount of the Purchase Price, payable to the order of Seller;

                           (B) An Assignment and Assumption Agreement, fully executed by Buyer, pursuant to which Buyer assumes the future payment and performance of the Assumed Liabilities as herein provided;

                           (C) The Allocation Agreement described in Section 2.2 above, fully executed by Buyer;

                           (D) Copies of resolutions duly adopted by Buyer's General Partner, authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by an appropriate officer of Buyer;

                           (E) The Promissory Note described in Section 2.1 above, fully executed by Buyer;

                           (F) Proof from the Secretary of State of the State of Texas that Buyer is a Texas Limited Partnership;

                           (G) A legal opinion of Buyer's counsel substantially in the form as attached hereto as Exhibit 3.2(f); and

                           (H) Such other instruments and documents as Seller reasonably deems necessary to effect the transactions contemplated hereby

                  4. REPRESENTATIONS AND WARRANTIES OF SELLER

                  As of the Closing Date, Seller hereby represents and warrants to Buyer the following:

                  4.1 Capacity. Seller is a Texas business corporation, and Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. Seller is duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities having jurisdiction over the Assets and the Business to own the properties and conduct the Business in the place and in the manner now conducted. Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized.

                  4.2 CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated herein by Seller:

                           (A) do not require any approval, consent of, or filing with any person or entity not a party hereto;

                           (B) will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which Seller is a party or by which Seller or the Assets are bound, except as expressly provided herein to the contrary;

                           (C) will not violate any judgment, decree, order, writ, or injunction of any court or governmental authority to which Seller or the Assets may be subject; and

                           (D) are and will constitute the valid and legally binding obligation of Seller, enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

                  4.3 [THIS SECTION INTENTIONALLY LEFT BLANK]

                  4.4 THE CONTRACTS.

                           4.4-1 GENERAL. Seller has delivered to Buyer an accurate list and substantially complete description (Schedule 4.4) of all of the material commitments, contracts, leases and agreements which are outstanding in respect of the Assets or the Business and Seller's obligations thereunder.
         Seller warrants and represents that:

                           (A) The Contracts constitute valid and legally binding obligations of the Seller and are enforceable in accordance with their terms;

                           (B) Each Contract constitutes the entire agreement by and between the respective parties thereto and has not been amended except as indicated in Schedule 4.4;

                           (C) In all material respects, (i) all obligations required to be performed prior to Closing under the terms of the Contracts have been performed, (ii) no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time, or both would constitute a default under the Contracts, and (iii) each of the Contracts is now and will be after the Closing Date in full force and effect without default on the part of the parties thereto;

                           (D) Except as expressly set forth in Schedule 4.4, none of the Contracts require the consent of the other party for the assignment of such Contracts to Buyer or the assumption of such Contracts by Buyer (such non-assignable contracts shall be referred to herein as the "Non-Assignable Contracts");

                           (E) Except with respect to the Non-Assignable Contracts, the assignment of the Contracts to and the assumption of the Contracts by Buyer will not result in any penalty, premium, or variation of the rights, remedies, benefits, or obligations of any party thereunder; and

                           4.4-2 ASSIGNMENT OF CONTRACTS. Seller and Buyer acknowledge that certain of the Contracts to be assigned to Buyer require consents from third parties hereto prior to assignment to Buyer. Seller and Buyer agree that although such Non-Assignable Contracts may not be assigned as of the Closing Date, such non-assignment shall not constitute a breach of Seller's obligations under this Agreement; provided that Seller:

                           (A) uses its best efforts to obtain any necessary consents within a reasonable time after the Closing;

                           (B) upon receipt of all necessary consents to assign the Non-Assignable Contracts, executes an assignment agreement with Buyer assigning Seller's rights in and to such Non-Assignable Contracts to Buyer;

                           (C) during the period on and from the Closing Date until the date of assignment of each such Non-Assignable Contract, Seller, at Buyer's option, shall enter into a lock-box agreement, satisfactory to Buyer, which shall (i) designate to each payee under such Non-Assignable Contracts a lock-box address for delivery of all payments due under such Non-Assignable Contracts, (ii) designate Buyer as agent for Seller to maintain the lock-box and to collect and deposit all checks or other payments from the payees under such Non-Assignable Contracts in accordance with the terms and conditions of the Non-Assignable Contracts, and (iii) be irrevocable without the mutual written consent of Buyer and Seller, until all such Non-Assignable Contracts have been assigned to Buyer; and

                           (D) cause any and all monies payable to Seller under any Non-assignable Contract to be delivered to Buyer promptly upon receipt, hold all Non-Assignable Contracts as agent of Buyer in trust for the benefit of Buyer, cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any Non-Assignable Contract, and enforce and perform for the account of Buyer any rights of Seller arising from any Non-Assignable Contract.

                  4.5 EQUIPMENT. Seller has delivered to Buyer an accurate list and a substantially complete description (Schedule 1.1(a)) of all the equipment associated with, or constituting any part of, the Assets, designating which of such equipment is owned and which is leased by Seller. To the best knowledge of Seller, the equipment to be transferred hereunder to Buyer is adequate in all material respects to fully equip and operate the Business at its level of operation as of the Closing Date. To the best knowledge of Seller, substantially all of such equipment is in good operating condition and fit for the purpose for which it is intended.

                  4.6 INVENTORY AND SUPPLIES. Seller has delivered to Buyer an accurate list of all of the inventory and supplies constituting any part of the Assets the value of which is calculated at actual cost, to include any discounts received, and a substantially complete description of all such inventory and supplies is listed on Schedule 1.l(b). Substantially all of such inventory and supplies are of a quality and quantity usable and salable in the ordinary course of the Business.

                  4.7 TITLE TO TANGIBLE PROPERTY. Seller has and at Closing will convey to Buyer good and marketable title to all properties and assets, tangible and intangible, constituting the Assets or any part thereof, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge, except for those expressly assumed by Buyer hereunder.

                  4.8 INSURANCE. Seller has delivered to Buyer an accurate schedule (Schedule 4.8 hereto) disclosing the insurance policies covering the ownership and operations of the Business and the Assets, which schedule reflects such policies' numbers, terms, identity of insurers, amounts, and coverage. All of such policies are in full force and effect on a claims made basis with no premium arrearages. True and correct copies of all such policies and any endorsements thereto have been delivered to Buyer prior to Closing. Seller has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance and disclosed on Schedule 4.9, the claims and actions on Schedule 4.8 represent all claims and actions against Seller covered by insurance during the three-year period ending on the Closing Date and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims.

                  4.9 EMPLOYEE RELATIONS. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and Seller has not engaged in any unfair labor practices. Schedule 4.9 sets forth a list of the current names, titles and cash compensation, including, without limitation, wages, salaries, bonuses and other cash compensation of all Business employees. Except as set forth in Schedule 4.9, all present and former Business employees have been paid in full all wages, salaries, commissions, bonuses, severance and termination pay, and other direct compensation for all services performed by them that was accrued by them up to the Closing, payable in accordance with the obligations of Seller under any employment practices and policies, or any collective bargaining agreement or other employment agreement to which Seller is a party, or by which Seller may be bound. All of the employees listed on Schedule 4.9 attached hereto who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. Except as disclosed on Schedule 4.9, Seller believes that the relationships of Seller with its employees are good and there is, and during the past three (3) years there has been, no material labor strike, dispute, slowdown, work stoppage or other labor difficulty actually pending or, to the best of Seller's knowledge, threatened against or involving Seller. None of the employees of Seller is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to the best of Seller's knowledge, no attempt is currently being made or during the past three (3) years has been made to organize any employees of Seller to form or enter a labor union or similar organization.

                  4.10 TAX LIABILITIES. All tax returns, including, without limitation, income tax returns, employee payroll tax returns, employee unemployment tax returns and franchise tax returns, for periods prior to and including Closing which are required to be filed by Seller (collectively "Returns") have been filed or will be filed within the time and in the manner provided by law (including any valid extensions thereof), and all Returns are true and correct and accurately reflect the tax liabilities of Seller. There are no tax liens on any of the Assets.

                  4.11 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule
4. 11 hereto, Seller does not have and has never had any pension, profit sharing, deferred compensation, or other employee pension or health or welfare benefit plan or arrangement relating to the Business and the Assets. All employee pension benefit plans and employee health or welfare benefit plans (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), collectively "Benefit Plans") have been administered in accordance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or liability on account of any deficient findings in respect of the Benefit Plans. Seller has not committed any reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code) in respect of the Benefit Plans. There are no threatened or pending claims by or on behalf of the Benefit Plans or by any Business employee alleging a breach or breaches of fiduciary duties or violations of other applicable state or Federal law which could result in liability on the part of either Seller or the Benefit Plans under ERISA or any other law, nor is there any basis for such a claim. The Benefit Plans do not discriminate in operating in favor of employees who are officers or highly compensated. All returns, reports, disclosure statements, and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered. The Benefit Plans have not been audited or investigated by either the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with respect to the Benefit Plans pending before said governmental agencies. Seller shall fund all Seller's obligations under the Benefit Plans, if any, for all periods prior to Closing, including, without limitation, for the current fiscal year, regardless of whether the documents controlling such Benefit Plans require Seller to fund its obligations prior to a fiscal year end.

                  4.12 LITIGATION OR PROCEEDINGS. Except as set forth in
Schedule 4,12, the Seller has not received notice of any claims, actions, suits, proceedings or investigations pending against Seller or the Assets, and no incidents have occurred upon which one could be based or threatened against, or affecting Seller or the Assets, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

                  4.13 REGULATORY COMPLIANCE. Seller is in compliance with all applicable rules, regulations, and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over the Seller and its assets and business, including, without limitation, the United States Department of Health and Human Services and the Texas Department of Health, and Seller has timely filed all reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies.

                  4.14 NO MATERIAL ADVERSE EFFECTS OR CHANGES. Except as listed on Schedule 4,14, since February 1, 1999, Seller has not (a) experienced an event that had a material adverse effect on the Business or the Assets, (b) increased the compensation of any executive officer of Seller, or (c) taken any of the following actions:

                           (i) take any action, or enter into or authorize any
                  contract or transaction other than in the ordinary course of business and consistent with past practice;

                           (ii) sell, transfer, convey, assign or otherwise
                  dispose of any of Seller's assets other than in the ordinary course of business;

                           (iii) make any changes in its accounting system,
                  policies, principles or practices;

                           (iv) enter into, adopt, amend or terminate any bonus,
                  profit-sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                           (v) acquire, lease or encumber any assets outside the
                  ordinary course of business or any assets which are material to Seller;

                           (vi) terminate, modify, amend or otherwise alter or
                  change any of the terms or provisions of any material contract or arrangement, or breach the terms of any material contract or arrangement; or

(vii) take any other action that would have a material adverse effect on the Business or the Assets.

                  4.15 SOLVENCY AND PAYMENT OF LIABILITIES. Seller will not be on the Closing Date, either as a result of the transactions contemplated by this Agreement or otherwise, insolvent, as such term is defined in Title 11-Bankruptcy of the United States Code or any state statute relating to insolvency; the sum of its debts is not greater than all of its property on the date hereof nor will it be on the Closing Date either as a result of the transactions contemplated herein or otherwise; and it is on the date hereof, and will be after the Closing Date, able to pay its debts as they mature.

                  4.16 TRADEMARK RIGHTS; PROPRIETARY INFORMATION. Seller is transferring in Section 1. I many items that may be collectively referred to as Intellectual Property. Seller represents and warrants that:

                           (A) all of the Intellectual Property is owned by Seller free and clear of any liens, and is not subject to any license, royalty or other agreement;

                           (B) none of the Intellectual Property has been or is the subject of any pending or, to the best of Seller's knowledge, threatened litigation or claim of infringement;

                           (C) no license or royalty agreement to which Seller is a party is in material breach or default by Seller or to the best of Seller's knowledge, any other party thereto or the subject of any notice of termination received by Seller;

                           (D) the Assets do not infringe any trademark, trade name, service mark or name, copyright, trade secret, or confidential or proprietary rights of another, and Seller has not received any notice contesting Seller's right to use any Intellectual Property;

                           (E) Seller has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property; and

                           (F) Seller owns or possesses, and pursuant to this Agreement will convey, sell, transfer, assign and deliver to Buyer adequate rights in perpetuity in and to all Intellectual Property necessary to conduct the Business as it is currently being conducted.

                  4.17 MEDICARE COST REPORT. Seller represents and warrants that the Medicare cost report has been duly filed by Carpenter & Onorato Health Care Consulting Division of Holtz Rubenstein & Co., L.L.P. as of the Closing Date.

                  4.18 NO MISSTATEMENTS OR OMISSIONS. No representation or warranty made in this Agreement or on any Schedule hereto by Seller is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein nonmisleading in any material respect. All of the Schedules hereto applicable to Seller will constitute representations and warranties by Seller herein.

                  5. REPRESENTATIONS AND WARRANTIES OF BUYER

                  As of the Closing Date, Buyer hereby represents and warrants to Seller the following:

                  5.1 CORPORATE CAPACITY. Buyer is a Texas limited partnership validly existing in good standing under the laws of the State of Texas. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its businesses as now being conducted. Buyer is duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities having Jurisdiction to own its properties and conduct its business in the place and in the manner now conducted. Buyer's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized.

                  5.2 CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein by Buyer:

                           (A) are within Buyer's powers and the terms of Buyer's Partnership Agreement or any amendments thereto, and have been duly and properly authorized by all appropriate action;

                           (B) to the best of Buyer's knowledge, will neither conflict with nor result in any breach or contravention of, nor pen-nit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which Buyer is a party or by which Buyer is bound, except as expressly provided herein to the contrary;

                           (C) will not violate any judgment, decree, order, writ, or injunction of any court or governmental authority to which Buyer may be subject; and

                           (D) are and will constitute the valid and legally binding obligations of Buyer, enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

                  5.3 FINANCING OF TRANSACTION. Buyer is currently able to finance the transactions contemplated under this Agreement and will deliver to Seller by twenty-four hours prior to the Closing Date and time described in
Section 3.1 a Letter of Commitment from Buyer's financial institution or lender that states Buyer has the cash available to fund the cash portion of the purchase price described in Section 2.1-1 I herein. Receipt of this Letter of Commitment from Buyer shall be a condition precedent to Seller's obligation to Close but the ability to obtain financing shall not be a condition precedent to Buyer's obligation to Close.

                  5.4 MEDICARE AND MEDICAID PROVIDER NUMBERS. Buyer shall undertake all paperwork and filings necessary to assign Seller's current Medicare and Medicaid provider numbers.

                  6. INDEMNIFICATION

                  6.1 INDEMNITY BY SELLER. Seller shall indemnify and hold Buyer, and the Assets harmless from and against any and all liability, loss, damage, or deficiency (including, without limitation, reasonable attorneys' fees and associated costs) resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Seller under this Agreement or under any certificate or other instrument furnished or to be furnished by Seller hereunder, and from the ownership, management, operations, and interests of Seller in and to the Business and the Assets, and from any act or omission of Seller or its partners, agents, employees, and independent contractors, and from any encumbrance upon, or defect in title to, the Assets, and from the Excluded Liabilities. The indemnification in this Section 6.1 shall be divided into the following subject matter and shall be for the following periods: (1) indemnification for Medicare and Medicaid liability of Seller shall be for five years after the Closing Date; (2) indemnification for federal or state taxes, ERLSA or environmental liability of Seller shall be for the applicable statutory period; (3) indemnification for all other liability of Seller shall be for three years after the Closing Date. To be entitled to such indemnification, Buyer must give Seller written notice of the assertion by a third party, to which Buyer has knowledge, of any claim with respect to which Buyer might bring a claim for indemnification hereunder, and in all events must have supplied such notice to Seller within the applicable period for defense of such claim by Seller. Upon Seller's agreement to indemnify Buyer hereunder, Seller shall have the right, at Seller's own expense, to defend and litigate any such third party claim; provided, however, that Seller agrees not to settle any controversy that would have a negative financial impact on Buyer without Buyer's consent.

                  6.2 INDEMNITY BY BUYER. Buyer shall indemnify and hold Seller harmless from and against any and all liability, loss, damage or deficiency (including, without limitation, reasonable attorneys' fees and associated costs) resulting from any misrepresentation, breach of warranty, or nonfulfillment under any agreement on the part of Buyer under this Agreement or under any certificate or other instrument furnished by Buyer hereunder, and from the ownership, management operation, and interests of Buyer in and to the Business and the Assets (excluding, however, any acts of negligence or professional malpractice by Seller) subsequent to the Closing and from any act or omission of Buyer or its agents, employees, and independent contractors in respect of periods subsequent to the Closing. To be entitled to such indemnification, Seller must give Buyer prompt written notice of the assertion by a third party, to which Seller has knowledge, of any claim with respect to which Seller might bring a claim for indemnification hereunder, and in all events must have provided such notice within the applicable period for defense of such claim by Buyer. Upon Buyer's agreement to indemnify Seller hereunder, Buyer shall have the right, at Buyer's own expense, to defend and litigate any such third party claim; provided, however, that Buyer agrees not to settle any controversy that would have a negative financial impact on Seller without Seller's consent. In no event shall Buyer be liable for the acts or omissions of prior owners, operators, or managers of the Business and the Assets or their agents, independent contractors, or employees, including, without limitation, any liability arising out of or in connection with claims which occurred prior to Closing, except for the Assumed Liabilities.

                  6.3 CAP ON INDEMNIFICATION. Both parties shall indemnify the other under this Section 6 only up to a maximum aggregate amount equal to the cash portion of the Purchase Price.

                  6.4 DEDUCTIBLES. No claim for indemnification shall be due unless such claim is over $1,000. In addition, no party shall be obligated to indemnify the other for the first $l0,000 of such claims over $1,000.00.

                  7. ADDITIONAL AGREEMENTS

                  7.1 OFFICE LEASE. As of Closing, Buyer shall assume the obligations of Seller for amounts owed under the Office Lease.

                  7.2 EMPLOYMENT OF BUSINESS EMPLOYEE. On the Closing Date, Buyer shall offer employment to each Business employee set forth on Schedule 4.9 attached hereto. Buyer and Seller agree such employment of Business employees shall (i) be at will, (ii) initially provide for payment to each Business employee of a salary equal to such employee's present salary set forth on
Schedule 4.9 attached hereto, and (iii) entitle each such Business employee to all other normal benefits extended to Buyer's similarly situated employees to the extent permitted by law.

                  7.3 TRANSITION. At Buyer's request, Seller shall use its reasonable best efforts to cause the smooth, efficient, and successful transition of its business organization, present Business employees, and relationships with patients and others having business relations with the Business as of Closing, including providing information to Buyer necessary for Buyer to assume Seller's Medicare and Medicaid provider numbers.

                  7.4 NONCOMPETE AND NONSOLICITATION.

                           (A) Seller understands and agrees that for a period of thirty-six (36) months following the Closing Date, Seller will not, directly or indirectly, engage in any enterprise that engages in the Business within the City of Houston (the "Restricted Area"); provided, however, that this provision shall in no way prohibit Seller from engaging in the mail order pharmaceutical business anywhere in the United States.

                           (B) Seller further understands and agrees that for a period of thirty-six (36) months following the Closing Date, Seller shall not (i) knowingly solicit or induce any then employee of Buyer or any affiliate of Buyer located within the Restricted Area to leave the employment of such entity, or (ii) knowingly disrupt relationships of Buyer or its affiliates with any of their respective agents, representatives, vendors or customers located within the Restricted Area.

                  7.5 SATISFACTION OF LIABILITIES.

                           (A) Buyer covenants and agree that, on, prior to, or as soon as practicable after the Closing Date, all outstanding obligations, liabilities, costs and expenses of Buyer will be paid, performed or otherwise discharged or provided for by Buyer, including, without limitation, Buyer's Assumed Liabilities, liabilities and obligations incurred by Buyer in connection with this Agreement and the transactions provided for herein or contemplated hereby, fees and expenses of Buyer's counsel, accountants and other experts, and all other expenses incurred by Buyer incident to the negotiation, preparation and execution of this Agreement or any transactions contemplated hereby, including taxes, if any, payable by Buyer with respect to and resulting from the transactions contemplated by this Agreement, except for those liabilities and obligations that are contested in good faith by Buyer.

                           (B) Seller covenants and agree that, on, prior to, or as soon as practicable after the Closing Date, all outstanding obligations, liabilities, costs and expenses of Seller will be paid, performed or otherwise discharged or provided for by Seller, including, without limitation, Seller's Excluded Liabilities, liabilities and obligations incurred by Seller in connection with this Agreement and the transactions provided for herein or contemplated hereby, fees and expenses of Seller's counsel, accountants and other experts, and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement or any transactions contemplated hereby, including taxes, if any, payable by Seller with respect to and resulting from the transactions contemplated by this Agreement, except for those liabilities and obligations that are contested in good faith by Seller.

                  7.6 USE OF NAME. Notwithstanding the sale of the names "The Care Group of Texas, Inc." and "Care Line of Houston, Inc." by Seller to Buyer, Buyer hereby grants to Seller a non-exclusive license for the use of the names "The Care Group of Texas," and "CareLine of Houston," for ten months following the Closing Date for the sole purpose of collecting outstanding accounts receivable.

                  8. GENERAL

                  8.1 SCHEDULES AND EXHIBITS. Each Schedule and Exhibit to this Agreement shall be incorporated herein and considered a part hereof as if set forth herein in full.

                  8.2 ADDITIONAL ASSURANCES. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party shall execute such additional instruments and take such additional acts as the requesting party may deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to more effectively convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Assets.

                  8.3 LEGAL FEES AND COSTS. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs, and necessary disbursements, in addition to any other relief to which such party shall be entitled.

                  8.4 CHOICE OF LAW. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and that the courts of such State shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings, or other proceedings as between the parties that may be brought, or arise out of, in connection with or by reason of this Agreement.

                  8.5 BENEFIT/ASSIGNMENT. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; and provided that either party may assign this Agreement to a successor who buys substantially all of the party's assets. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  8.6 ACCOUNTING DATE. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on June 25, 1999, unless otherwise agreed in writing by Seller and Buyer.

                  8.7 NO BROKERAGE. Seller and Buyer represent to each other that no broker has in any way been contacted in connection with the transactions contemplated hereby. Seller and Buyer agree to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

                  8.8 COST OF TRANSACTION. Seller will pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and Buyer shall pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto.

                  8.9 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

                  8.10 NOTICE. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telefax, facsimile, and telex), when received by overnight courier, or after three (3) days when mailed by prepaid, certified or registered mail, return receipt requested, addressed as follows:

                  SELLER:           Allion Healthcare, Inc.
                                    Attn:  Mike Moran
                                    33 Walt Whitman Road, Suite 200A
                                    Huntington Station, New York  11746
                                    Facsimile Number:  (___) ____________

                  BUYER:            Osher Investments, Ltd.
                                    111 Hermann Drive, Apt. 11F
                                    Houston, TX 77004
                                    Attention:  Elizabeth E. Osher
                                    Facsimile Number: 713/529-9659

or to such other address, and to the attention of such other persons as either party may designate, in writing pursuant to this Section 8.10.

                  8.11 SEVERABILITY. In the event any provision of this Agreement `s held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in fall force and effect, enforceable in accordance with its terms.

                  8.12 ENTIRE AGREEMENT/AMENDMENT. This Agreement supersedes all previous contracts and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force or effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties are relying solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. The representations, warranties, and agreements of the parties set forth herein shall survive the Closing and remain of full force and effect, and shall survive the execution and delivery of all other agreements described, referenced, or contemplated herein, and shall not be merged therewith.

                  8.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

BUYER:  OSHER INVESTMENTS, I.TD.

Osher Management, L.L.C., General Partner for Osher Investments, Ltd.

By:    /s/ Elizabeth E. Osher
Name:    Elizabeth E. Osher
Title:   Manager


SELLER:  THE CARE GROUP OF TEXAS, INC.

By:    /s/ Michael P. Moran
Name:    Mike Moran
Title:   President and CEO


SELLER:  CARE LINE OF HOUSTON, INC.

By:    /s/ Michael P. Moran
Name:    Mike Moran
Title:   President and CEO


Guarantor: Allion Healthcare, Inc.

Payment of the obligations of Seller for indemnification pursuant to Section 6.l of this Agreement shall be guaranteed by Allion Healthcare, Inc. as the parent of Seller.

By:    /s/ Michael P. Moran
Name:    Mike Moran
Title:   President and CEO